Exhibit 10.10
FANNIE MAE DEFERRED PAY PLAN
     The Fannie Mae Deferred Pay Plan (the “Plan”) is intended to provide incentives in the form of deferred cash payments to key employees of Fannie Mae (the “Company”) to attract and retain such employees.
1. Eligibility. Employees of the Company who are employed at the level of Senior Vice President and above shall be eligible to participate in the Plan. The Administrator (as defined in Section 6 below) shall select from the eligible employees those employees who shall participate in the Plan and be granted a deferred cash award (the “Deferred Pay Award”). Any such individual who is designated as a participant in the Plan by the Administrator and granted a Deferred Pay Award hereunder is a Participant.
2. Award. The Deferred Pay Awards shall be subject to the payment and other terms and conditions of the Plan. With respect to each calendar year ( a “Plan Year”) for which the Administrator determines to make Deferred Pay Awards, the Administrator shall determine the amount (if any) of each Participant’s Deferred Pay Award for the year and, subject to the terms and conditions of the Plan, the Deferred Pay Award with respect to that Plan Year shall be paid to the Participant in the following Plan Year on the schedule set forth in Section 3 below. A Participant may receive Deferred Pay Awards with respect to more than one Plan Year; it being understood that the grant of a Deferred Pay Award in a Plan Year shall not entitle a Participant to the grant of a Deferred Pay Award in any other Plan Year. For the 2009 Plan Year, the entire Deferred Pay Award shall be service-based. For the 2010 Plan Year, fifty percent (50%) of each Participant’s Deferred Pay Award shall be based on the Company’s achievement of performance goals with respect to 2010, as established and determined by the Administrator (the portion of the Deferred Pay Award that is based on performance goals for any Plan Year, the “Performance-Based Award”). For each Plan Year following 2010 for which Deferred Pay Awards are granted, if any, the Administrator shall determine the portion of a Participant’s Deferred Pay Award that is a Performance-Based Award.
3. Payment. Deferred Pay Awards shall be paid on the schedule provided in this Section 3. The amount that is paid to each Participant under his or her Deferred Pay Award (including the portion of such award that is a Performance-Based Award) shall be determined by the Administrator, in its sole discretion.
     (a) For Participants who are eligible employees for purposes of this Plan for the entire Plan Year for which a Deferred Pay Award is granted to such Participant, the Participant’s Deferred Pay Award shall be paid in four (4) equal quarterly installments on the last Company pay date in each calendar quarter (each such date, a “Payment Date”) of the Plan Year following the year for which the Deferred Pay Award is granted, subject to the Participant’s remaining continuously employed by the Company until the applicable Payment Date (except as otherwise provided in Appendix A or B, as applicable).

     (b) For Participants who are not eligible employees for purposes of this Plan for the entire Plan Year for which a Deferred Pay Award is granted to such Participant (including new hires and employees who are promoted to an eligible position during a Plan Year), the amount of any Deferred Pay Award granted to such Participant shall be pro-rated based on the time during such year in which the Participant is an eligible employee for purposes of this Plan (which may include time previously served with the Company, including as a consultant, as determined by the Administrator), and such Deferred Pay Award shall be paid to the Participant in one or more installments commencing on the first Payment Date that is at least one (1) year following the earlier of the date the Participant became an eligible employee hereunder and the date the Participant was first credited service for purposes of this Plan, as described above, subject to the Participant’s remaining continuously employed by the Company until the applicable Payment Date (except as otherwise provided in Appendix A or B). The amount that is paid on the first Payment Date will be based on the amount of time within the corresponding calendar quarter in the preceding year that the Participant was an eligible employee of the Company for purposes of this Plan (giving effect to any time the participant previously provided services to the Company, if any, as described above), with the remainder of the Deferred Pay Award paid (or paid in equal installments) on the remaining Payment Date (or Payment Dates) (if any). By way of example, a Participant who was hired as a Senior Vice President on September 1, 2009 would receive a pro-rated Deferred Pay Award, as determined by the Administrator. This Deferred Pay Award would be paid in two (2) installments on the Payment Dates in September 2010 and in December 2010, with the first installment consisting of the Deferred Pay Award relating to the portion of the third quarter of 2009 that the Participant was an eligible employee of the Company and the second installment consisting of the remainder of the Deferred Pay Award.
     (c) If a Participant is an eligible employee during a Plan Year for which a Deferred Pay Award is granted, and the Participant is promoted from one eligible position or level to another during such year, then the Administrator may adjust the amount of one or more of the payments made to the Participant (if any) related to the portion of such year following such promotion to account for the different positions held by the Participant during that year.
4. Effect of Termination of Employment. The Appendices to this Plan shall govern the treatment of Deferred Pay Awards upon a termination of a Participant’s employment with the Company.
5. Section 409A. The Plan is intended to comply with all requirements applicable to nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed and administered in accordance with that intent. Notwithstanding the foregoing, neither the Company nor any of its employees or agents shall have any liability to a Participant by reason of a determination by any governmental authority that any Deferred Pay Award does not comply with the requirements of Section 409A of the Code. To the extent (and only to the extent) that the Administrator determines that the six-month delay described below is required to comply with the timing rules of Section 1.409A-3(i)(2) of the regulations under Section 409A of the Code, notwithstanding anything to the contrary in the Plan, if at the time of a Participant’s termination of employment, the Participant is a “specified employee,” as defined below, any and all amounts that constitute nonqualified deferred compensation subject to Section 409A of the Code that are payable under the Plan on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death. For purposes of the Plan, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i). Each payment made under the Plan shall be treated as a separate payment.
6. Administration. The Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”) shall administer the Plan with respect to those employees of the Company over which such entity has responsibility for making compensation-related decisions, as provided in the Company’s applicable delegations of authority, as such delegations may be amended from time to time. References to the “Administrator” shall refer to either the Board or the Committee, as applicable. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant awards hereunder; determine the amounts payable under Deferred Pay Awards, including the portion of such award that is a Performance-Based Award; determine the terms and conditions of any Deferred Pay Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. The senior ranking officer in the Company’s Human Resources Department shall also have discretionary authority to interpret the Plan and to prescribe forms, rules and procedures for the administration of the Plan. Decisions of the Administrator and the senior ranking officer in the Company’s Human Resources Department shall be conclusive and binding on all Participants and their beneficiaries.
7. Regulatory Oversight. Notwithstanding anything in the Plan to the contrary and for the avoidance of doubt, Deferred Pay Awards shall be subject to approval by the Federal Housing Finance Agency (“FHFA”) to the extent required by the Company’s Senior Preferred Stock Purchase Agreement and any applicable statutes, guidelines, rules or regulations.
8. Withholding. All payments required to be made by the Company under the Plan to a Participant shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company determines it should withhold pursuant to any applicable law or regulation. To the extent any Deferred Pay Award results in current “wages” for FICA purposes prior to the date such award is paid, the Company may reduce other pay of the Participant to satisfy withholding requirements related thereto; but if there is no other pay (or if the Company fails to withhold from such other pay to satisfy its FICA withholding obligations), the Participant’s Deferred Pay Award shall be appropriately reduced by the amount of the required withholding.
9. Repayment Provisions. Deferred Pay Awards are subject to the terms of the Company’s Repayment Provisions for Fannie Mae U.S. Securities and Exchange Commission (“SEC”) Executive Officers.
10. Amendment; Termination. The Plan shall continue in effect until amended or terminated in accordance with this Section. The Plan may be amended or terminated as to all Participants or as to any specific Participant at any time by the Company acting by the Board. Notwithstanding the foregoing, no amendment or termination of the Plan shall adversely impact without such Participant’s prior written consent a Participant’s rights with respect to any outstanding Deferred Pay Award held by such Participant.
11. No Rights to Continued Employment. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Company as an employee or in any other capacity.
12. Governing Law. Except as provided under federal law, the provisions of the Plan are governed by and construed in accordance with the laws of the District of Columbia.

Appendix A
Effect of Termination of Employment — Participant is an SEC Executive Officer
This Appendix A applies to Participants who are executive officers of the Company as defined under applicable SEC rules (“SEC Executive Officers”).
A.1. Effect of Termination of Employment. Except as otherwise expressly provided in this Appendix A, a Participant must remain continuously employed by the Company until a Payment Date in order to receive payment of the portion of the Deferred Pay Award that is payable by its terms on such date, and the Participant shall immediately forfeit any right to any unpaid Deferred Pay Award upon the Participant’s termination of employment. The senior ranking officer in the Company’s Human Resources Department shall, in his or her sole discretion, determine the type of termination of employment for this Appendix A, including whether the termination is outside the scope of subsection A.1(a), A.1(b), or A.1(c). Notwithstanding the foregoing, in the case of the senior ranking officer in Human Resources, the Committee or the Chief Executive Officer of the Company shall determine the type of termination of employment for this Appendix A. In the event the senior ranking officer in the Company’s Human Resources Department determines that a termination is within the scope of subsection A.1(c), the senior ranking officer shall make a recommendation to the Board as to the amount of the Deferred Pay Award that should be paid as a result of the termination of employment, with the final determination regarding the payment amount to be made by the Board, in its sole discretion (subject to approval by FHFA, in consultation with the U.S. Department of Treasury, as appropriate). To the extent all or a portion of a Performance-Based Award remains payable after termination of employment by reason of subsection A.1(a), A.1(b), or A.1(c), the actual amount of the Performance-Based Award that is paid to a Participant shall be determined based on the Company’s performance as provided in Section 2 of the Plan.
     (a) Death. If a Participant’s employment terminates by reason of his or her death:
     (i) with respect to any Deferred Pay Award that has been granted to such Participant for the Plan Year prior to the year in which such termination of employment occurs and that has not yet been paid, the unpaid amount of such award shall continue to be paid to the Participant’s estate on the schedule provided in Section 3 of the Plan as if the Participant had remained employed until each Payment Date; and
     (ii) with respect to any Deferred Pay Award that is for the Plan Year in which such termination of employment occurs, the Participant’s estate shall be entitled to receive a pro-rata portion of such award, based on the period of time worked in the year in which such termination of employment occurs, which award shall be paid to the Participant’s estate on the schedule provided in Section 3 of the Plan as if the Participant had remained employed until each Payment Date.

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     (b) Retirement. If a Participant’s employment terminates by reason of such Participant’s Retirement (as defined below):
     (i) with respect to any Deferred Pay Award that has been granted to such Participant for the Plan Year prior to the year in which such termination of employment occurs and that has not yet been paid, the unpaid amount of such award shall continue to be paid on the schedule provided in Section 3 of the Plan as if the Participant had remained employed until each Payment Date; and
     (ii) with respect to any Deferred Pay Award that is for the Plan Year in which such termination of employment occurs, the Participant shall immediately forfeit any such award.
     For purposes of this Plan, “Retirement” means retirement from active employment with the Company at or after age sixty-five (65) with at least five (5) years of service with the Company. Notwithstanding the foregoing, if it is determined that a Participant could have been terminated for cause at the time of his or her retirement from active employment with the Company, such Participant shall be deemed to have been terminated for cause and shall immediately forfeit any right to any unpaid Deferred Pay Award.
     (c) Involuntary Termination by Fannie Mae Other than for Cause — (SEC Executive Officer). If a Participant’s employment is terminated by the Company other than for cause and such person is an executive officer of the Company under applicable SEC rules, the Board may determine, subject to approval by FHFA in consultation with the U.S. Department of Treasury, as appropriate, and subject to such Participant’s signing and returning to the Company (and not revoking) a release of claims in a form satisfactory to the Company within such period as may be specified by the Company (not to exceed seventy-five (75) days from the date of termination), that such Participant will receive all or a portion of any unpaid Deferred Pay Award, which award or awards shall be paid on the schedule provided in Section 3 of the Plan as if the Participant remained employed until each Payment Date (and, for the avoidance of doubt, the Participant shall immediately forfeit the portion of the award or awards that the Administrator does not determine to be payable to the Participant hereunder).
     For the avoidance of doubt, all determinations made under subsection A.1(c) of this Appendix A shall be made by the Board, in its sole discretion and subject to the approvals described in the Plan, and a Participant whose employment terminates under the circumstances described in subsection A.1(c) of this Appendix A shall have no right to receive payment with respect to any portion of any Deferred Pay Award granted to such Participant.

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